Exhibit 99.1
DYNEGY REPORTS NET INCOME OF $76 MILLION OR
$0.09 PER DILUTED SHARE FOR THE SECOND QUARTER 2007
- Results driven by increased power sales volumes and higher market prices
- Positive earnings reflect successful combination with former LS Power assets
- 2007 full-year cash flow and earnings estimates updated
HOUSTON (August 9, 2007) — Dynegy Inc. (NYSE: DYN) today reported net income applicable to common stockholders of $76 million or $0.09 per diluted share for the second quarter 2007. This compares to a net loss applicable to common stockholders of $211 million or $(0.48) per diluted share for the second quarter 2006. Second quarter 2007 financial results included $33 million of after-tax mark-to-market gains, of which:
•	$26 million relates to positions expected to settle in 2007; and
•	$7 million relates to positions expected to settle in 2008 and beyond.
Second quarter 2007 financial results included the following significant after-tax items:
•	$20 million gain related to the Kendall toll settlement;
•	$19 million gain associated with changes in value of interest rate swaps; and
•	$16 million charge related to Illinois rate relief.
Second quarter 2006 financial results included the following significant after-tax items:
•	$179 million in charges related to liability management activities; and
•	$11 million charge related to legal and settlement charges.
“During the second quarter 2007, we benefited from the addition of approximately 8,000 megawatts of new operating assets, which today contribute to the diversity and earnings power of our generation business,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “Also, our commercial and operational focus on being prepared to capture market opportunities enabled us to capitalize on higher electricity demand and attractive energy prices. These factors enabled us to provide positive quarterly results for our investors and reliable, economic energy for the markets we serve.
“We also placed $1.65 billion of long-term, unsecured bonds during the second quarter, the proceeds of which were used to repay project debt assumed through the LS Power combination and to eliminate the associated cash flow sweeps,” Williamson added. “As such, free cash flow from these assets can now go to the highest and best use for our stockholders. Given the company’s solid financial foundation, combined with improving market fundamentals in our key regions, we anticipate the continued strong performance of our well-positioned, diversified power generation assets.”

Year-Over-Year Comparison
A comparison of the company’s second quarter 2007 and second quarter 2006 results is presented below (in millions of dollars, except per share amounts):

	2Q 2007	2Q 2006
Income (loss) from continuing operations before income taxes	$97	$(324)
Income tax benefit (expense) from continuing operations	(30)	117
Income from discontinued operations, net of tax	9 9	—

Net income (loss)	76	(207)
Less: Preferred stock dividends	—	4

Net income (loss) applicable to common stockholders	$76	$(211)
Basic earnings (loss) per share	$0.09	$(0.48)
Diluted earnings (loss) per share	$0.09	$(0.48)
Power Generation Business
Earnings before interest, taxes and depreciation and amortization (EBITDA) from the power generation business was $282 million for the second quarter 2007, compared to EBITDA of $119 million for the second quarter 2006. Second quarter 2007 results include results for the assets acquired in the LS Power combination on April 2, 2007.
In addition to stronger earnings due to increased volumes and higher power pricing, EBITDA includes approximately $52 million in mark-to-market gains in the second quarter 2007, as compared to $1 million in the second quarter 2006. Beginning in the second quarter 2007, certain forward sales of power and purchases of fuel are no longer designated as cash flow hedges. Instead, these transactions now receive mark-to-market accounting treatment, as do the heat rate call options that were assumed with the LS Power portfolio. As values fluctuate due to market price volatility, value changes are reflected in the income statement. Cash flow associated with these value changes will either occur daily through collateral requirements or upon final settlement, depending on the nature of the instrument.
Cash flow from operations was $413 million for the second quarter 2007, while capital expenditures were $145 million, cash acquired in acquisitions was $17 million and changes in restricted cash and other were an inflow of $65 million. Free cash flow from the power generation business was an inflow of $350 million.

Following are the financial contributions and operating results of the company’s Midwest, West and Northeast segments during the second quarter 2007.
Midwest segment
EBITDA for the Midwest segment was $201 million in the second quarter 2007, compared to EBITDA of $114 million in the second quarter 2006. The increase in EBITDA was primarily driven by higher prices and volumes, mark-to-market earnings of $45 million and the addition of the Kendall and Ontelaunee assets acquired through the LS Power combination. Also included in the second quarter 2007 was a $25 million pre-tax charge related to Illinois rate relief, as well as $9 million of minority interest expense related to interest rate swap agreements.
Average actual on-peak market power prices in Cin Hub and NI Hub were higher by 26 percent and 17 percent, respectively, as compared to the second quarter 2006. As a result of the LS Power combination, the company now has a stronger presence in PJM West. Average actual on-peak market power prices in PJM West were 21 percent higher than the second quarter 2006.
Volumes generated by Midwest facilities increased to 6.0 million megawatt hours in the second quarter 2007 compared to 4.9 million megawatt hours in the second quarter 2006.
West segment
Beginning in the second quarter 2007, the company’s former South segment was renamed the West segment. The West segment also includes assets acquired in the LS Power combination. EBITDA for the West segment was $15 million in the second quarter 2007, compared to a loss of $3 million in the second quarter 2006. The increase in 2007 EBITDA primarily resulted from the newly acquired assets. The second quarter also included mark-to-market losses of approximately $25 million.
As previously noted, the company did not have a significant presence in the West during the second quarter 2006. For informational purposes, a discussion on prices and volumes is included in this section.
Average actual on-peak market power prices in NP 15 and Palo Verde were higher by 30 percent and 18 percent, respectively, as compared to the second quarter 2006.
Volumes generated by the West facilities increased to 3.5 million megawatt hours during the second quarter 2007 compared to 0.9 million megawatt hours in the second quarter 2006.

Northeast segment
EBITDA for the Northeast segment was $66 million in the second quarter 2007, compared to EBITDA of $8 million in the second quarter 2006. The increase in 2007 EBITDA was primarily driven by mark-to-market earnings of approximately $32 million, the acquisition of the Bridgeport and Casco Bay assets through the LS Power combination and improved runtimes at the Danskammer and Roseton facilities, which benefited from the timing of outages and improved fuel oil spark spreads, respectively.
Average actual on-peak market power prices in New York Zone G and New York Zone A were higher by 18 percent and 3 percent, respectively, than during the second quarter 2006. While the company did not have a presence in Mass Hub during the second quarter 2006, prices in that region increased 15 percent period-over-period.
Sales volumes generated by Northeast facilities increased to 1.8 million megawatt hours during the second quarter 2007, compared to 0.9 million megawatt hours in the second quarter 2006.
Customer Risk Management
EBITDA for the Customer Risk Management segment totaled $39 million in the second quarter 2007, compared to a loss of $12 million in the second quarter 2006. Second quarter 2007 results included a $31 million pre-tax gain associated with the acquisition of the Kendall facility as a result of the LS Power combination. Prior to the acquisition, Kendall held a power tolling contract with the company’s Customer Risk Management segment. Upon completion of the acquisition, this contract became an intercompany agreement and was effectively eliminated on a consolidated basis, resulting in the $31 million gain. In addition to this gain, second quarter 2007 results included $11 million of pre-tax income primarily associated with a favorable settlement of a legacy receivable. Second quarter 2006 results included $16 million in pre-tax legal and settlement charges.
Other
In Other, which consists primarily of general and administrative expenses and legal and settlement charges, partially offset by interest income, the company recorded a $37 million loss before interest, taxes and depreciation and amortization for the second quarter 2007, compared to a $23 million loss for the second quarter 2006. The higher loss in the second quarter 2007 primarily resulted from higher general and administrative expenses in connection with the LS Power combination, including the accelerated vesting of restricted stock and stock option awards previously granted to employees.

Consolidated Interest, Debt Conversion Costs and Taxes
Interest expense and debt conversion costs totaled $84 million for the second quarter 2007, compared to $354 million for the second quarter 2006. 2006 results included debt conversion and transaction costs of $247 million and acceleration of financing costs of $33 million resulting from the company’s liability management program executed in the second quarter 2006. Additionally, second quarter 2007 results include $27 million of mark-to-market income related to interest rate swap agreements. These swaps have since been designated as cash flow hedges and, therefore, changes in value will be reflected in Other Comprehensive Income until interest is incurred to the extent effective. Also in the second quarter 2007, results include a $12 million gain related to the termination of interest rate hedges upon completing the LS Power combination. These items were offset by interest expense incurred in 2007 due to debt assumed in conjunction with the LS Power acquisition.
The second quarter 2007 income tax expense from continuing operations was $30 million, compared to an income tax benefit from continuing operations of $117 million for the second quarter 2006.
Liquidity
As of June 30, 2007, Dynegy’s liquidity was approximately $1.0 billion. This consisted of $323 million in cash on hand and $710 million in unused availability under the company’s credit facility. In August 2007, cash on hand was utilized to repay the drawn portion of the revolving credit facility, which totaled $275 million. As of August 7, cash on hand was $577 million and unused availability under the company’s credit facility was $1.04 billion, resulting in liquidity of approximately $1.6 billion.
Cash Flow
Cash flow from operations, including working capital changes, totaled an inflow of $157 million for the second quarter 2007. This consisted of a cash inflow of $413 million from the power generation business, which was offset by outflows of $247 million in Other resulting primarily from interest payments and general and administrative expenses. In addition, the Customer Risk Management segment had net cash outflows of $9 million, which included approximately $30 million of cash collected from a favorable settlement of a legacy receivable.
Cash outflows from investing activities for the second quarter 2007 totaled $873 million. This consisted of capital expenditures and business acquisition and transaction costs, net of cash acquired, of $153 million and $126 million, respectively, and changes in restricted cash and other of $594 million.

The increase in a restricted cash account of $650 million was funded by borrowings which were reflected as a financing cash inflow.
For the second quarter 2007, Dynegy’s free cash flow (cash flow from operations less outflow from investing activities) was an outflow of $716 million.
2007 Cash Flow and Earnings Estimates
On May 8, 2007, Dynegy provided updated cash flow and earnings estimates for 2007. Those estimates were based on quoted forward commodity price curves as of April 12, 2007. In connection with today’s announcement, Dynegy is updating its 2007 estimates to reflect quoted forward commodity price curves as of July 10, 2007. The company’s updated cash flow and earnings estimates take into consideration 12 months of contributions from Dynegy and nine months of contributions from the assets acquired in the LS Power combination. The new estimates also reflect assumptions regarding, among other things, sales volumes, fuel costs and other operational activities.
The company’s new 2007 EBITDA estimate is an anticipated range of $1.2 billion to $1.3 billion compared to the previous estimated range of $1.0 billion to $1.1 billion. The new estimate primarily reflects the estimated gain on the sale of CoGen Lyondell of approximately $200 million, offset by approximately $20 million of reduced EBITDA as a result of this sale. In addition, the company incurred a pre-tax charge of $25 million related to Illinois rate relief, which was partially offset by a $10 million favorable settlement of a legacy receivable.
The company’s 2007 operating cash flow estimate remains unchanged with a range of $485 million to $585 million. Although there was no change to the operating cash flow estimate in total, cash flows are expected to be approximately $30 million lower as a result of reduced income resulting from the sale of CoGen Lyondell and the 2007 payment associated with Illinois rate relief. This reduction is offset by the receipt of $30 million in connection with a favorable settlement of a legacy receivable.
The new 2007 estimated free cash flow range is an outflow of $220 million to $120 million. Previously, the 2007 free cash flow range was an inflow of $135 million to $235 million. The $355 million reduction primarily related to an increase in asset sale proceeds from $200 million to $470 million and a reduction in net acquisition costs of $15 million. This is offset by a $650 million cash outflow related to an increase in a restricted cash account utilized to collateralize the company’s upsized synthetic letter of credit facility. Funds were borrowed to collateralize the new facility and are reflected as a cash inflow in financing cash flows. As financing cash flows are excluded from the definition of free cash flow, the company’s estimated free cash flow range has been reduced. Overall, there has not been a material change in the company’s estimated 2007 cash flows.

Investor Conference Call/Web Cast
Dynegy will discuss its second quarter 2007 financial results during an investor conference call and web cast today at 9 a.m. ET/8 a.m. CT. Participants may access the web cast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.
About Dynegy Inc.
Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 19,500 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.
Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: Dynegy’s operating performance and positioning for the future; market fundamentals in key regions; options relating to Dynegy’s development portfolio; options relating to Dynegy’s participation in the consolidation of the electricity sector; any statements regarding anticipated earnings; and Dynegy’s estimated financial results for 2007. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.
Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that: market fundamentals may not improve in the regions or at the levels anticipated and could decline; Dynegy’s asset base may not perform at the level anticipated; participation in the development joint venture with LS Power may not result in additional options for delivering value and may otherwise prove costly in terms of Dynegy’s financial contributions and management time and attention; the energy sector may not continue to consolidate or in the alternative may consolidate in ways unanticipated by Dynegy; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; operational factors affecting Dynegy’s assets, including safety efforts, scheduled maintenance and blackouts or other unscheduled outages; Dynegy’s ability to transport and maintain fuel inventories, including coal and fuel oil; Dynegy’s ability to fund environmental projects mandated by the Midwest consent decree; and uncertainties regarding environmental regulations, litigation and other legal or regulatory developments affecting Dynegy’s businesses. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.
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REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$828	$379	$1,333	$919
Cost of sales, exclusive of depreciation and amortization shown separately below	(510)	(249)	(829)	(588)
Depreciation and amortization expense	(88)	(54)	(140)	(110)
Impairment and other charges	—	(9)	—	(11)
Gain on sale of assets, net	—	3	—	3
General and administrative expenses	(48)	(50)	(101)	(101)

Operating income	182	20	263	112

Earnings (losses) from unconsolidated investments	(2)	—	(2)	2
Interest expense	(84)	(107)	(151)	(205)
Debt conversion costs	—	(247)	—	(247)
Other income and expense, net	1	10	9	30

Income (loss) from continuing operations before income taxes	97	(324)	119	(308)

Income tax (expense) benefit	(30)	117	(36)	109

Income (loss) from continuing operations	67	(207)	83	(199)

Income (loss) from discontinued operations, net of tax	9	—	7	(8)
Cumulative effect of change in accounting principle, net of tax	—	—	—	1

Net income (loss)	$76	$(207)	$90	$(206)

Less: Preferred stock dividends	—	4	—	9

Net income (loss) applicable to common stockholders	$76	$(211)	$90	$(215)

Earnings before interest, taxes, and depreciation and amortization (EBITDA) (1)	$284	$84	$426	$247

Basic earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.08	$(0.48)	$0.13	$(0.49)
Income (loss) from discontinued operations	0.01	—	0.01	(0.02)
Cumulative effect of change in accounting principle	—	—	—	—

Basic earnings (loss) per share	$0.09	$(0.48)	$0.14	$(0.51)

Diluted earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.08	$(0.48)	$0.12	$(0.49)
Income (loss) from discontinued operations	0.01	—	0.01	(0.02)
Cumulative effect of change in accounting principle	—	—	—	—

Diluted earnings (loss) per share	$0.09	$(0.48)	$0.13	$(0.51)

Basic shares outstanding	828	442	663	421
Diluted shares outstanding	830	513	665	519

(1)	EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income using the following calculation: Net income less Income tax (expense) benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income and Net income for the periods presented is included below.

(2)	See “Reported Unaudited Basic and Diluted Earnings (Loss) Per Share From Continuing Operations” for a reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating income	$182	$20	$263	$112

Add: Depreciation and amortization expense, a component of operating income	88	54	140	110
Earnings (losses) from unconsolidated investments	(2)	—	(2)	2
Other income and expense, net	1	10	9	30
EBITDA from discontinued operations (3)	15	—	16	(8)
Cumulative effect of change in accounting principle, pre-tax	—	—	—	1

Earnings before interest, taxes, and depreciation and amortization (EBITDA)	284	84	426	247

Depreciation and amortization expense, a component of operating income	(88)	(54)	(140)	(110)
Depreciation and amortization expense from discontinued operations	(1)	(3)	(5)	(7)
Interest expense	(84)	(354)	(151)	(452)
Income tax (expense) benefit from continuing operations	(30)	117	(36)	109
Income tax (expense) benefit from discontinued operations	(5)	3	(4)	7

Net income (loss)	$76	$(207)	$90	$(206)

(3)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, for the periods presented is included below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
EBITDA from discontinued operations	$15	$—	$16	$(8)

Depreciation and amortization expense from discontinued operations	(1)	(3)	(5)	(7)
Income tax (expense) benefit from discontinued operations	(5)	3	(4)	7

Income (loss) from discontinued operations, net of tax	$9	$—	$7	$(8)

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DYNEGY INC.
REPORTED UNAUDITED BASIC AND DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Income (loss) from continuing operations	$67	$(207)	$83	$(199)
Less: convertible preferred stock dividends	—	4	—	9

Income (loss) from continuing operations for basic earnings (loss) per share	67	(211)	83	(208)
Effect of dilutive securities:
Interest on convertible subordinated debentures	—	1	—	3
Dividends on Series C convertible preferred stock	—	4	—	9

Income (loss) from continuing operations for diluted earnings (loss) per share	$67	$(206)	$83	$(196)

Basic weighted-average shares	828	442	663	421

Effect of dilutive securities:
Stock options and restricted stock	2	1	2	1
Convertible subordinated debentures	—	28	—	41
Series C convertible preferred stock	—	42	—	56

Diluted weighted-average shares	830	513	665	519

Earnings (loss) per share from continuing operations:
Basic	$0.08	$(0.48)	$0.13	$(0.49)

Diluted (1)	$0.08	$(0.48)	$0.12	$(0.49)

(1)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and six months ended June 30, 2006.
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DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
(UNAUDITED) (IN MILLIONS)

	Three Months Ended June 30, 2007
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$160	$(12)	$54	$31	$(51)	$182
Losses from unconsolidated investment	—	—	—	—	(2)	(2)
Other items, net	(9)	—	—	(3)	13	1
Add: Depreciation and amortization expense, a component of operating income (loss)	50	23	12	—	3	88

EBITDA from continuing operations (1)	201	11	66	28	(37)	269
EBITDA from discontinued operations, pre-tax (2)	—	4	—	11	—	15

EBITDA (1)	$201	$15	$66	$39	$(37)	$284
Depreciation and amortization expense						(89)
Interest expense						(84)

Pre-tax income						111
Income tax expense						(35)

Net income						$76

	Three Months Ended June 30, 2006
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$71	$(9)	$—	$(8)	$(34)	$20
Other items, net	—	1	2	(2)	9	10
Add: Depreciation and amortization expense, a component of operating income (loss)	43	3	6	—	2	54

EBITDA from continuing operations (1)	114	(5)	8	(10)	(23)	84
EBITDA from discontinued operations, pre-tax (2)	—	2	—	(2)	—	—

EBITDA (1)	$114	$(3)	$8	$(12)	$(23)	$84
Depreciation and amortization expense						(57)
Interest expense and debt conversion costs						(354)

Pre-tax loss						(327)
Income tax benefit						120

Net loss						$(207)

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax (expense) benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(2)	See Note (3) to “Reported Unaudited Condensed Consolidated Statements of Operations.”
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DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2007
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$260	$(14)	$96	$29	$(108)	$263
Losses from unconsolidated investment	—	—	—	—	(2)	(2)
Other items, net	(9)	—	—	(3)	21	9
Add: Depreciation and amortization expense, a component of operating income (loss)	92	24	18	—	6	140

EBITDA from continuing operations (1)	343	10	114	26	(83)	410
EBITDA from discontinued operations, pre-tax (2)	—	5	—	11	—	16

EBITDA (1)	$343	$15	$114	$37	$(83)	$426
Depreciation and amortization expense						(145)
Interest expense						(151)

Pre-tax income						130
Income tax expense						(40)

Net income						$90

	Six Months Ended June 30, 2006
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Operating income (loss)	$169	$(8)	$26	$6	$(81)	$112
Earnings from unconsolidated investments	—	2	—	—	—	2
Other items, net	—	1	4	(1)	26	30
Cumulative effect of change in accounting principle, pre-tax	—	—	—	—	1	1
Add: Depreciation and amortization expense, a component of operating income (loss)	83	5	12	—	10	110

EBITDA from continuing operations (1)	252	—	42	5	(44)	255
EBITDA from discontinued operations, pre-tax (2)	—	(8)	—	(1)	1	(8)

EBITDA (1)	$252	$(8)	$42	$4	$(43)	$247
Depreciation and amortization expense						(117)
Interest expense and debt conversion costs						(452)

Pre-tax loss						(322)
Income tax benefit						116

Net loss						$(206)

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax (expense) benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(2)	See Note (3) to “Reported Unaudited Condensed Consolidated Statements of Operations.”
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DYNEGY INC.
SIGNIFICANT ITEMS
(UNAUDITED) (IN MILLIONS)

	Three Months Ended June 30, 2007
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Change in fair value of interest rate swaps, net of minority interest (1)	$(9)	$—	$—	$—	$39	$30
Settlement of Kendall toll (2)	—	—	—	31	—	31
Discontinued operations (3)	—	3	—	11	—	14
Illinois rate relief charge (4)	(25)	—	—	—	—	(25)

Total	$(34)	$3	$—	$42	$39	$50

	Three Months Ended June 30, 2006
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Debt conversion costs (5)	$—	$—	$—	$—	$(247)	$(247)
Acceleration of financing costs (6)	—	—	—	—	(33)	(33)
Legal and settlement charges (7)	—	—	—	(16)	(2)	(18)

Total	$—	$—	$—	$(16)	$(282)	$(298)

(1)	We recognized a pre-tax gain of approximately $30 million ($19 million after-tax) primarily related to the change in fair value of Plum Point and LS Power IR swaps. This gain is primarily included in Interest expense and Other income and expense, net on our Reported Unaudited Condensed Consolidated Statements of Operations.

(2)	We recognized a pre-tax gain of approximately $31 million ($20 million after-tax) related to the Kendall toll settlement. This gain is included in Revenues on our Reported Unaudited Condensed Consolidated Statements of Operations.

(3)	We recognized pre-tax income of approximately $14 million ($9 million after-tax) related to discontinued operations. The income is primarily associated with a favorable settlement of a legacy receivable.

(4)	We recognized a pre-tax charge of approximately $25 million ($16 million after-tax) related to the Illinois rate relief settlement. This charge is included in Cost of sales on our Reported Unedited Condensed Consolidated Statements of Operations.

(5)	We recognized a pre-tax charge of approximately $247 million ($158 million after-tax) related to the premiums and transaction costs associated with our purchase of substantially all our $1.7 billion Second Priority Senior Secured Notes (SPN Tender Offer), conversion of our $225 million 4.75% Convertible Subordinated Debentures (Convertible Debenture Exchange), and redemption of our $400 million Series C Convertible Preferred Stock (Series C Preferred). This charge is included in Debt conversion costs on our Reported Unaudited Condensed Consolidated Statements of Operations.

(6)	We recognized a pre-tax charge of approximately $33 million ($21 million after-tax) related to the acceleration of debt issuance costs associated with our purchase of substantially all our $1.7 billion Second Priority Senior Secured Notes (SPN Tender Offer) and redemption of our $400 million Series C Convertible Preferred Stock (Series C Preferred). This charge is included in Interest expense on our Reported Unaudited Condensed Consolidated Statements of Operations.

(7)	We recognized pre-tax charges of approximately $18 million ($11 million after-tax) related to legal and settlement charges. These charges are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.
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DYNEGY INC.
SIGNIFICANT ITEMS
(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2007
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Change in fair value of interest rate swaps, net of minority interest (1)	$(9)	$—	$—	$—	$39	$30
Settlement of Kendall toll (2)	—	—	—	31	—	31
Discontinued operations (3)	—	—	—	11	—	11
Illinois rate relief charge (4)	(25)	—	—	—	—	(25)
Legal and settlement charges (5)	—	—	—	—	(21)	(21)

Total	$(34)	$—	$—	$42	$18	$26

	Six Months Ended June 30, 2006
	Power Generation
	GEN - MW	GEN - WE	GEN - NE	CRM	OTHER	Total
Debt conversion costs (6)	$—	$—	$—	$—	$(247)	$(247)
Acceleration of financing costs (7)	—	—	—	—	(34)	(34)
Legal and settlement charges (8)	—	—	—	(31)	(2)	(33)
Discontinued operations (9)	—	(15)	—	(1)	1	(15)

Total	$—	$(15)	$—	$(32)	$(282)	$(329)

(1)	We recognized a pre-tax gain of approximately $30 million ($19 million after-tax) primarily related to the change in fair value of Plum Point and LS Power IR swaps. This gain is primarily included in Interest expense and Other income and expense, net on our Reported Unaudited Condensed Consolidated Statements of Operations.

(2)	We recognized a pre-tax gain of approximately $31 million ($20 million after-tax) related to the Kendall toll settlement. This gain is included in Revenues on our Reported Unaudited Condensed Consolidated Statements of Operations.

(3)	We recognized pre-tax income of approximately $11 million ($7 million after-tax) related to discontinued operations. The income is primarily associated with a favorable settlement of a legacy receivable.

(4)	We recognized a pre-tax charge of approximately $25 million ($16 million after-tax) related to the Illinois rate relief settlement. This charge is included in Cost of sales on our Reported Unedited Condensed Consolidated Statements of Operations.

(5)	We recognized pre-tax charges of approximately $21 million ($13 million after-tax) related to legal and settlement charges. These charges are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.

(6)	We recognized a pre-tax charge of approximately $247 million ($158 million after-tax) related to the premiums and transaction costs associated with our purchase of substantially all our $1.7 billion Second Priority Senior Secured Notes (SPN Tender Offer), conversion of our $225 million 4.75% Convertible Subordinated Debentures (Convertible Debenture Exchange), and redemption of our $400 million Series C Convertible Preferred Stock (Series C Preferred). This charge is included in Debt conversion costs on our Reported Unaudited Condensed Consolidated Statements of Operations.

(7)	We recognized a pre-tax charge of approximately $34 million ($22 million after-tax) related to the acceleration of debt issuance costs associated with our purchase of substantially all our $1.7 billion Second Priority Senior Secured Notes (SPN Tender Offer), redemption of our $400 million Series C Convertible Preferred Stock (Series C Preferred), and our former $1 billion facility comprised of (i) $400 million letter of credit facility and (ii) $600 million revolving credit facility that were replaced in March 2006 and amended in April 2006 with a $470 million revolving credit facility and $200 million term facility. This charge is included in Interest expense on our Reported Unaudited Condensed Consolidated Statements of Operations.

(8)	We recognized pre-tax charges of approximately $33 million ($21 million after-tax) related to legal and settlement charges. These charges are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.

(9)	We recognized a pre-tax loss of approximately $15 million ($8 million after-tax) related to discontinued operations. The loss consists primarily of activity associated with the CoGen Lyondell power generation facility.
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DYNEGY INC.
SUMMARY CASH FLOW INFORMATION
(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2007
	GEN	CRM	OTHER	Total
Cash Flow from Operations	$413	$(9)	$(247)	$157

Capital Expenditures	(145)	—	(8)	(153)

Business Acquisition Costs	17	—	(143)	(126)

Restricted Cash and Other	65	—	(659)	(594)

Free Cash Flow (1)	$350	$(9)	$(1,057)	$(716)

	Six Months Ended June 30, 2006
	GEN	CRM	OTHER	Total
Cash Flow from Operations	$271	$(392)	$(247)	$(368)

Capital Expenditures	(55)	—	(4)	(59)

Business Acquisition Costs	(40)	—	—	(40)

Proceeds from Asset Sales (2)	208	—	3	211

Restricted Cash and Other (3)	27	—	132	159

Free Cash Flow (1)	$411	$(392)	$(116)	$(97)

(1)	Free cash flow is a non-GAAP financial measure. Free cash flow can be reconciled to operating cash flow using the following calculation: Operating cash flow plus investing cash flow (consisting of asset sale proceeds less business acquisition costs, capital expenditures and changes in restricted cash) equals free cash flow. We use free cash flow to measure the cash generating ability of our operating asset-based energy business relative to our capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

(2)	During the first quarter 2006, we received proceeds of approximately $205 million from the sale of West Coast Power.

(3)	Restricted cash and other primarily relates to the $335 million return of cash collateral posted for an October 2005 letter of credit facility, offset by a $200 million letter of credit posted in the second quarter 2006.
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DYNEGY INC.
OPERATING DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
GEN — MW
Million Megawatt Hours Generated (1)	6.0	4.9	11.6	10.3
Average Actual On-Peak Market Power Prices ($/MWh)(2):
Cinergy (Cin Hub)	$67	$53	$61	$51
Commonwealth Edison (NI Hub)	$62	$53	$58	$52
PJM West	$74	$61	$70	$61

GEN — WE
Million Megawatt Hours Generated (1)	3.5	0.9	4.3	2.0
Average Actual On-Peak Market Power Prices ($/MWh)(2):
North Path 15 (NP 15)	$69	$53	$65	$55
Palo Verde	$65	$55	$60	$55

GEN — NE
Million Megawatt Hours Generated	1.8	0.9	3.8	1.9
Average Actual On-Peak Market Power Prices ($/MWh)(2):
New York — Zone G	$86	$73	$85	$74
New York — Zone A	$60	$58	$62	$59
Mass Hub	$77	$67	$79	$71

Average Natural Gas Price — Henry Hub ($/MMBtu)(3)	$7.54	$6.53	$7.35	$7.14

(1)	Includes our ownership percentage in the MWh generated by our GEN-WE investment in Black Mountain for the three and six months ended June 30, 2007 and includes the MWh generated by our GEN-WE investments in West Coast Power and Black Mountain and our GEN-MW investment in Rocky Road for the three and six months ended June 30, 2006.

(2)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.

(3)	Reflects the average of daily quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.
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DYNEGY INC.
2007 EARNINGS ESTIMATES (1)
(IN MILLIONS)

								Total Core
							Less:	Operating
	GEN - MW	GEN - WE	GEN - NE	Total GEN	OTHER	Total	Non-Core (4)	Business
EBITDA (2)	$700-750	$390-410	$175-205	$1,265-1,365	$(95-85)	$1,170-1,280	$175	$995-1,105

Depreciation and Amortization	(190)	(65)	(45)	(300)	(15)	(315)	—	(315)

Interest Expense						(385)	25	(410)

Income Tax Expense						(205 - 250)	$(100)	(105 - 150)

Net Income						$265-330	$100	$165-230

2007 CASH FLOW ESTIMATES (1)
(IN MILLIONS)

					Total Core
				Less:	Operating
	GEN	OTHER	Total	Non-Core (5)	Business
Cash Flow from Operations	$1,060-1,150	$(575-565)	$485-585	$(5)	$490-590

Capital Expenditures & JV investment	(395)	(25)	(420)	(160)	(260)

Proceeds from Asset Sales and Acquisition and Transaction Costs, net	470	(130)	340	340	—

Changes in Restricted Cash	25	(650)	(625)	(625)	—

Free Cash Flow (3)	$1,160-1,250	$(1,380-1,370)	$(220-120)	$(450)	$230-330

(1)	2007 estimates are presented on a GAAP basis and are based on quoted forward commodity price curves as of 7/10/07, and include nine months of results from the assets acquired from LS Power. Actual results may vary materially from these estimates based on changes in commodity prices, among other things, including operational activities, legal settlements, financing or investing activities and other uncertain or unplanned items. Reduced 2007 and forward EBITDA or free cash flow could result from potential divestitures of (a) non-core assets where the earnings potential is limited, or (b) assets where the value that can be captured through a divestiture is believed to outweigh the benefits of continuing to own or operate such assets. Divestitures could also result in impairment charges.

(2)	EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income using the following calculation: Net income plus Income tax expense, Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(3)	Free cash flow is a non-GAAP financial measure. Free cash flow can be reconciled to operating cash flow using the following calculation: Operating cash flow plus investing cash flow (consisting of asset sale proceeds less business acquisition costs, capital expenditures and changes in restricted cash) equals free cash flow. We use free cash flow to measure the cash generating ability of our operating asset-based energy business relative to our capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

(4)	The following summarizes the items included in Non-Core operating business in our earnings guidance estimate.

		Depreciation		Income Tax
		and	Interest	Benefit	Net Income
	EBITDA	Amortization	Expense	(Expense)	(Loss)
Legal and settlement, net (OTHER)	$(10)	$—	$—	$—	$(10)
Illinois rate relief (GEN)	(25)	—	—	—	(25)
Purchase accounting adjustments (CRM)	30	—	—	—	30
Gain on sale — CoGen Lyondell (GEN)	200	—	—	—	200
Change in fair value of interest rate swaps and minority interest (GEN & OTHER)	(20)	—	25	—	5
Tax expense from items above (OTHER)	—	—	—	(100)	(100)

Total	$175	$—	$25	$(100)	$100

(5)	The following summarizes the items included in Non-Core operating business in our cash flow estimate.

			Proceeds
			from Asset
	Cash Flow		Sales and	Changes in
	from	Capital	Acquisition	Restricted	Free Cash
	Operations	Expenditures	Costs, Net	Cash	Flow
Legal and settlement charge (OTHER)	$10	$—	$—	$—	$10
Illinois rate relief (GEN)	(10)	—	—	—	(10)
Plum Point Development Capex, net (GEN & OTHER)	(5)	(160)	—	25	(140)
Acquisition & Transaction Costs, net (OTHER)	—	—	(130)	—	(130)
Proceeds from asset sales (GEN)	—	—	470	—	470
LC facility restricted cash (OTHER)	—	—	—	(650)	(650)

Total	$(5)	$(160)	$340	$(625)	$(450)

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